INSTITUTIONAL EQUITY FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


     Institutional Equity Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into two (2) new series of common stock to be designated the Institutional Large-Cap Value Fund and the Institutional Small-Cap Stock Fund.

     SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: Mid-Cap Equity Growth Fund (July 30, 1996), Institutional Large-Cap Value Fund (March 31, 2000), and Institutional Small-Cap Stock Fund (March 31, 2000). Each such series shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series currently or hereafter classified less the total number of shares then issued and outstanding in all of such series. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

     THIRD: The stock has been classified by the Board of Directors under authority contained in the Charter.

     IN WITNESS WHEREOF, Institutional Equity Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on March 7, 2000.

WITNESS:                      INSTITUTIONAL EQUITY FUNDS, INC.



_____________________________      By: _______________________________
Patricia S. Lippert, Secretary      Henry H. Hopkins, Vice President



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     THE UNDERSIGNED, Vice President of Institutional Equity Funds, Inc., who
executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                              _____________________________
                               Henry H. Hopkins
                               Vice President